Exhibit 99.1

Tronox Reports Third Quarter 2014 Financial Results

Third Quarter 2014 Highlights:

•	Revenue of $429 million and adjusted EBITDA of $100 million for 23 percent EBITDA margin; adjusted net income attributable to Tronox Limited of $0.05 per diluted share

•	Gross margin of 16 percent up from 11 percent in prior year and 12 percent in prior quarter

•	Excluding $40 million external CP titanium slag sales in prior year to reflect withdrawal from external CP titanium market in current quarter, revenue of $429 million compares to $451 million in prior year, down 5 percent

•	Pigment revenue of $296 million down 1 percent versus prior year; sales volumes level and selling prices down 1 percent versus prior year

•	Pigment adjusted EBITDA of $57 million, up $60 million versus prior year and $20 million versus prior quarter marking seventh consecutive quarter of sequential improvement; adjusted EBITDA margin reached 19 percent

•	Mineral Sands revenue of $206 million; revenue level and sales volumes up 12 percent versus prior year excluding $40 million external CP titanium slag sales in prior year

•	Mineral Sands adjusted EBITDA of $71 million versus $95 million in prior year; adjusted EBITDA margin of 34 percent versus 39 percent in prior year

•	Board declared quarterly dividend of $0.25 per share payable on December 3, 2014 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on November 17, 2014

STAMFORD, Conn., (November 5, 2014) – Tronox Limited (NYSE:TROX) today reported third quarter 2014 revenue of $429 million compared to $491 million in the third quarter 2013. Excluding external CP titanium slag sales of $40 million in the prior-year quarter to reflect withdrawal from the external CP titanium slag market in the current quarter, revenue of $429 million compares to $451 million in the prior-year quarter, down 5 percent. Adjusted EBITDA increased to $100 million versus $92 million in the prior-year quarter. Adjusted net income attributable to Tronox Limited was $6 million, or $0.05 per diluted share, versus an adjusted net loss of $55 million, or $0.48 per diluted share, in the year-ago quarter.

Tom Casey, chairman and CEO of Tronox, said: “We delivered strong third quarter performance that reflects our vertical integration. We believe that we can consistently deliver a higher level of consolidated adjusted EBITDA per ton of pigment sold relative to non-integrated pigment producers. Our adjusted EBITDA margin reached 23 percent, the highest in the last eight

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quarters. Our gross margin on sales of 16 percent improved from 11 percent in the prior year and 12 percent in the prior quarter. Despite what we consider to be essentially trough conditions in Mineral Sands, segment adjusted EBITDA margin was 34 percent versus 39 percent in the prior year and 36 percent in the prior quarter. Pigment adjusted EBITDA of $57 million improved by $60 million versus prior year and the adjusted EBITDA margin of 19 percent increased for the seventh consecutive sequential quarter. Lower feedstock selling prices contributed to greater margins in our Pigment business and will continue to do so as pigment made from that feedstock is sold — which is typically five to six months later. We expect feedstock market conditions to gradually improve as pigment plant operating rates have returned to normal and as feedstock inventories are worked down.”

Casey concluded: “As we complete the year, we expect to see normal seasonally lighter pigment market conditions and look for positive developments in 2015. We continue to pursue our growth strategy and focus on unlocking superior value in both our operating businesses and across several strategic options.”

Third Quarter 2014 Results

Mineral Sands

Mineral Sands segment revenue of $206 million was 16 percent lower than $245 million in the year-ago quarter, reflecting withdrawal from the external CP titanium slag market in the current quarter. Excluding external CP titanium slag sales of $40 million in the prior year, revenue was level to the year-ago quarter. As current selling prices for high grade chloride feedstock currently produce inadequate returns, we expect to sell CP titanium slag and natural rutile solely to our Pigment business and to non-pigment customers until slag market conditions improve. Sales volumes were up 12 percent excluding prior-year external CP titanium slag sales volumes. Selling prices for primary titanium feedstocks declined in the 20 to 25 percent range versus the prior-year quarter. Compared to the second quarter 2014, excluding external CP titanium slag sales in the second quarter, revenue increased 1 percent, as sales volumes declined 2 percent and selling prices increased for rutile prime and modestly for titanium feedstocks. Selling prices for zircon and pig iron remained level to the prior quarter.

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Revenue from intercompany sales was $104 million in the quarter. Revenue from external sales was $102 million, including $80 million from zircon and pig iron. Mineral Sands continues to sell 100 percent of its synthetic rutile feedstock to Pigment on an intercompany basis. Zircon revenue increased 6 percent versus the prior-year quarter as sales volumes increased 15 percent and selling prices declined 8 percent. Compared to the second quarter, zircon sales volumes declined 11 percent and selling prices remained level.

Mineral Sands segment operating income of $8 million compares to operating income of $41 million in the year-ago quarter and $18 million in the prior quarter. Adjusted EBITDA was $71 million versus $95 million in the year ago quarter and $81 million in the prior quarter. The adjusted EBITDA margin was 34 percent versus 39 percent in the prior year and 36 percent in the prior quarter. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. In the third quarter, $13 million of Mineral Sands gross profit and $2 million related to Mineral Sands lower-of-cost or market activity was eliminated in consolidation and $9 million of previously eliminated gross profit was reversed, for a net adjusted EBITDA reduction in consolidation of $ 6 million.

Construction continues to progress at our KZN Sands Fairbreeze mine in South Africa. All government permits and authorizations have been received. The Fairbreeze mine will supply feedstock to our slag furnaces at KZN and is expected to begin operations by the end of 2015 and be fully operational in 2016. Capital expenditures for this phase of the Fairbreeze mine project are estimated to be approximately $250 million. Approximately $80 million of the $250 million is expected to have been spent through 2014. The remaining $170 million is expected to be spent in 2015 and 2016. A second phase of the Fairbreeze mine project is planned for 2018-2019, with related capital expenditures estimated to be approximately $115 million.

Pigment

Pigment segment revenue of $296 million was 1 percent lower than $300 million in the prior-year quarter, as sales volumes were level and selling prices declined 1 percent. Sales volume gains were achieved in North America offset by declines in Europe, Asia and Latin America. Selling prices were modestly lower in North America and Europe, essentially level in Asia and up modestly in Latin America. Compared to the seasonally stronger second quarter, sales

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volumes declined while selling prices remained level, marking the fourth consecutive sequential quarter of essentially stable selling prices. At the end of the third quarter, finished pigment inventory was at normal seasonal levels, up from the second quarter and down from the first quarter. Plant utilization rates were in the mid-90 percent range.

Pigment segment operating income of $35 million increased by $64 million versus an operating loss of $29 million in the year-ago quarter. Pigment adjusted EBITDA of $57 million increased by $60 million compared to adjusted EBITDA of ($3) million in the year-ago quarter. The adjusted EBITDA margin reached 19 percent. On a sequential basis, adjusted EBITDA of $57 million improved for the seventh consecutive quarter, up from $37 million in the second quarter. Average feedstock cost reflected in the Pigment segment in the third quarter was $794 per metric ton, down from $834 per metric ton in the second quarter. During the third quarter, 100 percent of feedstock purchases made by Pigment were from Mineral Sands at an average cost of $758 per metric ton. Going forward, the Pigment segment will continue to benefit from lower feedstock costs. The lag time between purchases of feedstock by Pigment to the time that feedstock is reflected in the Pigment segment income statement is typically in the range of 5 to 6 months.

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic operations, was $31 million as compared to $35 million in the year-ago quarter, primarily as a result of lower sales volumes and selling prices for electrolytic manganese dioxide and lower selling prices for sodium chlorate. Corporate and Other loss from operations of $26 million in the quarter includes $6 million of the $10 million of total restructuring costs recorded in the quarter versus a $20 million loss from operations in the prior-year quarter. Adjusted EBITDA in Corporate and Other was ($22) million, which is principally related to corporate operations.

Consolidated

Selling, general and administrative expenses in the third quarter were $47 million versus $45 million in the prior-year quarter. Interest and debt expense, net, was $34 million versus $32 million in the year-ago quarter. On September 30, 2014, gross consolidated debt was $2,398 million, and debt, net of cash, was $1,053 million. For the quarter, capital expenditures were $39 million and depreciation, depletion and amortization was $68 million.

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Third Quarter 2014 Conference Call and Webcast

Thursday, November 6, 2014, at 8:30 a.m. ET (New York): the live call is open to the public via Internet broadcast and telephone

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 17058696

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: available via the Internet and telephone beginning on November 6, 2014 at 11:30 a.m. ET (New York), until November 11, 2014.

Internet Replay: www.tronox.com

Replay dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 17058696

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

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Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core

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operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•	Assist investors to assess the company’s compliance with financial covenants under its debt instruments;

•	In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies.

Segment Information

The company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as co-products pig

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iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities and electrolytic operations, which are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey
Direct: 203.705.3721

Investor Contact: Brennen Arndt
Direct: 203.705.3722

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TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$429	$491	$1,337	$1,486
Cost of goods sold	361	437	1,184	1,350

Gross profit	68	54	153	136
Selling, general, and administrative expenses	(47)	(45)	(138)	(137)
Restructuring expense	(10)	—	(10)	—

Income (loss) from operations	11	9	5	(1)
Interest and debt expense, net	(34)	(32)	(101)	(94)
Net loss on liquidation of non-operating subsidiaries	(35)	(10)	(35)	(10)
Loss on extinguishment of debt	—	—	(8)	(4)
Other income, net	9	—	12	32

Loss before income taxes	(49)	(33)	(127)	(77)
Income tax provision	(41)	(8)	(15)	(10)

Net loss	(90)	(41)	(142)	(87)
Net income attributable to noncontrolling interest	3	8	9	32

Net loss attributable to Tronox Limited	$(93)	$(49)	$(151)	$(119)

Loss per share, basic and diluted	$(0.82)	$(0.43)	$(1.33)	$(1.05)

Weighted average shares outstanding, basic and diluted (in thousands)	114,530	113,459	114,026	113,389

Other Operating Data:
Capital expenditures	$39	$25	$101	$104
Depreciation, depletion and amortization expense	$68	$92	$225	$238

TRONOX LIMITED

SCHEDULE OF ADJUSTED INCOME (LOSS) (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$429	$491	$1,337	$1,486
Cost of goods sold	361	461	1,184	1,368

Gross profit	68	30	153	118
Selling, general, and administrative expenses	(47)	(45)	(138)	(137)

Adjusted income (loss) from operations	21	(15)	15	(19)
Interest and debt expense, net	(34)	(32)	(101)	(94)
Loss on extinguishment of debt	—	—	(8)	(4)
Other income, net	9	—	12	32

Adjusted loss before income taxes	(4)	(47)	(82)	(85)
Income tax benefit (provision)	13	(1)	39	(5)

Adjusted net income (loss)	9	(48)	(43)	(90)
Net income attributable to noncontrolling interest	3	7	9	31

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)*	$6	$(55)	$(52)	$(121)

Basic adjusted income (loss) per share, attributable to Tronox Limited	$0.05	$(0.48)	$(0.46)	$(1.07)

Diluted adjusted income (loss) per share, attributable to Tronox Limited	$0.05	$(0.48)	$(0.46)	$(1.07)

Weighted average shares outstanding, basic (in thousands)	114,530	113,459	114,026	113,389

Weighted average shares outstanding, diluted (in thousands)	117,063	113,459	114,026	113,389

*	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis, provides useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED (U.S. GAAP)

TO ADJUSTED NET INCOME (LOSS)

ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss attributable to Tronox Limited (U.S. GAAP)	$(93)	$(49)	$(151)	$(119)

Restructuring expense (a)	10	—	10	—

Net loss on liquidation of non-operating subsidiaries (b)	35	10	35	10

Acquisition related expense (c)	—	(24)	—	(18)

Tax valuation allowance in The Netherlands (d)	56	—	56	—

Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items (e)	(2)	8	(2)	6

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)	$6	$(55)	$(52)	$(121)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.82)	$(0.43)	$(1.33)	$(1.05)

Restructuring expense	0.09	—	0.09	—

Net loss on liquidation of non-operating subsidiaries, per diluted share	0.31	0.09	0.31	0.09

Acquisition related expense, per diluted share	—	(0.21)	—	(0.15)

Tax valuation allowance in The Netherlands	0.49	—	0.49	—

Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items, per diluted share	(0.02)	0.07	(0.02)	0.05

Diluted adjusted income (loss) per share attributable to Tronox Limited (Non-U.S. GAAP)	$0.05	$(0.48)	$(0.46)	$(1.07)

Weighted average shares outstanding, diluted (in thousands)	117,063	113,459	114,026	113,389

(a)	Represents serverance, outplacement services and other associated costs and expenses associated with our cost reduction initiative, which began in September 2014.
(b)	Represents the liquidation of non-operating subsidiaries, Tronox Pigments International GmbH in 2014 and the Zurich branch of Tronox Luxembourg S.a.r.l. in 2013.
(c)	One-time non-operating items and the effects of the acquisition of the mineral sands business.
(d)	Represents an adjustment to account for a full valuation allowance for Netherlands deferred tax assets, which include a $42 million provision and a $14 million reversal of 2014 tax benefits.
(e)	Represents the tax and noncontrolling impact on items referenced in notes (a) and (c).

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales

Mineral Sands segment	$206	$245	$611	$855
Pigment segment	296	300	915	892
Corporate and Other	31	35	83	97
Eliminations	(104)	(89)	(272)	(358)

Net sales	$429	$491	$1,337	$1,486

Income (loss) from operations

Mineral Sands segment	$8	$41	$9	$205
Pigment segment	35	(29)	30	(153)
Corporate and Other	(26)	(20)	(63)	(55)
Eliminations	(6)	17	29	2

Income (loss) from operations	11	9	5	(1)
Interest and debt expense, net	(34)	(32)	(101)	(94)
Net loss on liquidation of non-operating subsidiaries	(35)	(10)	(35)	(10)
Loss on extinguishment of debt	—	—	(8)	(4)
Other income, net	9	—	12	32

Loss before income taxes	(49)	(33)	(127)	(77)
Income tax provision	(41)	(8)	(15)	(10)

Net loss	(90)	(41)	(142)	(87)
Net income attributable to noncontrolling interest	3	8	9	32

Net loss attributable to Tronox Limited	$(93)	$(49)	$(151)	$(119)

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,345	$1,478
Accounts receivable, net of allowance for doubtful accounts	304	308
Inventories, net	778	759
Prepaid and other assets	52	61
Deferred tax assets	29	47

Total current assets	2,508	2,653

Noncurrent Assets
Property, plant and equipment, net	1,201	1,258
Mineral leaseholds, net	1,092	1,216
Intangible assets, net	279	300
Long-term deferred tax assets	203	192
Other long-term assets	64	80

Total assets	$5,347	$5,699

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$139	$164
Accrued liabilities	142	146
Long-term debt due within one year	18	18
Income taxes payable	31	28
Deferred tax liabilities	—	7

Total current liabilities	330	363

Noncurrent Liabilities
Long-term debt	2,380	2,395
Pension and postretirement healthcare benefits	132	148
Asset retirement obligations	89	90
Long-term deferred tax liabilities	177	204
Other long-term liabilities	73	62

Total liabilities	3,181	3,262

Contingencies and Commitments
Shareholders’ Equity

Tronox Limited Class A ordinary shares, par value $0.01 — 65,088,376 shares issued and 63,516,207 shares outstanding at September 30, 2014 and 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Capital in excess of par value	1,471	1,448
Retained earnings	835	1,073
Accumulated other comprehensive loss	(325)	(284)

Total shareholders’ equity	1,982	2,238
Noncontrolling interest	184	199

Total equity	2,166	2,437

Total liabilities and equity	$5,347	$5,699

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(142)	$(87)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	225	238
Deferred income taxes	(13)	14
Share-based compensation expense	17	16
Amortization of deferred debt issuance costs and discount on debt	7	7
Pension and postretirement healthcare benefit expense	4	7
Net loss on liquidation of non-operating subsidiaries	35	10
Loss on extinguishment of debt	8	4
Other noncash items affecting net loss	4	(14)
Contributions to employee pension and postretirement plans	(15)	(4)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(4)	—
(Increase) decrease in inventories	(42)	106
(Increase) decrease in prepaid and other assets	6	(7)
Increase (decrease) in accounts payable and accrued liabilities	(16)	(42)
Increase (decrease) in income taxes payable	18	(23)
Other, net	(3)	(15)

Cash provided by operating activities	89	210

Cash Flows from Investing Activities:
Capital expenditures	(106)	(104)

Cash used in investing activities	(106)	(104)

Cash Flows from Financing Activities:
Repayments of debt	(16)	(185)
Proceeds from debt	—	945
Debt issuance costs	(2)	(29)
Dividends paid	(87)	(86)
Proceeds from the exercise of warrants and options	5	1

Cash provided by (used in) financing activities	(100)	646

Effects of exchange rate changes on cash and cash equivalents	(16)	(11)

Net (decrease) increase in cash and cash equivalents	(133)	741
Cash and cash equivalents at beginning of period	1,478	716

Cash and cash equivalents at end of period	$1,345	$1,457

TRONOX LIMITED

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(90)	$(41)	$(142)	$(87)

Interest and debt expense, net	34	32	101	94
Interest income	(4)	(3)	(10)	(5)
Income tax provision	41	8	15	10
Depreciation, depletion and amortization expense	68	92	225	238

EBITDA	49	88	189	250

Share-based compensation	5	5	17	16
Restructuring expense	10	—	10	—
Loss on extinguishment of debt	—	—	8	4
Net loss on liquidation of non-operating subsidiaries	35	10	35	10
Amortization of inventory step-up and unfavorable ore sales contracts liability	—	(24)	—	(18)
Foreign currency remeasurement	(4)	4	—	(15)
Other items (a)	5	9	13	19

Adjusted EBITDA	$100	$92	$272	$266

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other items.